Exhibit 99.1

Carla Baca

Financial Communications

P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST ANNOUNCES FOURTH QUARTER DIVIDEND

NASHVILLE, Tennessee, January 31, 2012 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended December 31, 2011. This dividend, in the amount of $0.30 per share, is payable on March 1, 2012 to shareholders of record on February 16, 2012.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $2.9 billion in 219 real estate properties and mortgages as of September 30, 2011, excluding assets classified as held for sale and including an investment in one unconsolidated joint venture. The Company’s 208 owned real estate properties, excluding assets classified as held for sale, are located in 29 states, totaling approximately 13.9 million square feet. The Company provides property management services to approximately 10.0 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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